Exhibit 99.1
FOR IMMEDIATE RELEASE
August 12, 2021
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER AND NINE MONTHS EARNINGS FOR FISCAL 2021
BURBANK, Calif. – The Walt Disney Company today reported earnings for its third fiscal quarter ended July 3, 2021. Diluted earnings per share (EPS) from continuing operations for the quarter was income of $0.50 compared to a loss of $2.61 in the prior-year quarter. Excluding certain items(1), diluted EPS for the quarter increased to $0.80 from $0.08 in the prior-year quarter. Diluted EPS from continuing operations for the nine months ended July 3, 2021 increased to income of $1.02 compared to a loss of $1.17 in the prior-year period. Excluding certain items(1), diluted EPS for the nine months decreased 14% to $1.91 from $2.22 in the prior-year period.
“We ended the third quarter in a strong position, and are pleased with the Company’s trajectory as we grow our businesses amidst the ongoing challenges of the pandemic,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “We continue to introduce exciting new experiences at our parks and resorts worldwide, along with new guest-centric services, and our direct-to-consumer business is performing very well, with a total of nearly 174 million subscriptions across Disney+, ESPN+ and Hulu at the end of the quarter, and a host of new content coming to the platforms.”
The following table summarizes the third quarter results for fiscal 2021 and 2020 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	July 3, 2021	June 27, 2020	Change	July 3, 2021	June 27, 2020	Change
Revenues	$17,022	$11,779	45%	$48,884	$50,681	(4) %
Income (loss) from continuing operations before income taxes	$995	$(4,840)	nm	$2,271	$(1,163)	nm
Total segment operating income(1)	$2,382	$1,099	>100%	$6,179	$7,502	(18) %
Net income (loss) from continuing operations(2)	$923	$(4,718)	nm	$1,864	$(2,122)	nm
Diluted EPS from continuing operations(2)	$0.50	$(2.61)	nm	$1.02	$(1.17)	nm
Diluted EPS excluding certain items(1)	$0.80	$0.08	>100%	$1.91	$2.22	(14) %
Cash provided by continuing operations	$1,466	$1,162	26%	$2,934	$5,949	(51) %
Free cash flow(1)	$528	$454	16%	$466	$2,656	(82) %
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 11 through 14.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following is a reconciliation of income from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended			Nine Months Ended
	July 3, 2021	June 27, 2020	Change	July 3, 2021	June 27, 2020	Change
Income (loss) from continuing operations before income taxes	$995	$(4,840)	nm	$2,271	$(1,163)	nm
Add (subtract):
Corporate and unallocated shared expenses	212	179	(18) %	645	604	(7) %
Restructuring and impairment charges	35	5,047	99%	562	5,342	89%
Other (income) expense, net	91	(382)	nm	(214)	(382)	(44) %
Interest expense, net	445	412	(8) %	1,089	995	(9) %
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	604	683	12%	1,826	2,106	13%
Total Segment Operating Income	$2,382	$1,099	>100%	$6,179	$7,502	(18) %
Since early 2020 and continuing into 2021, COVID-19 and measures to prevent its spread have impacted our segments in a number of ways, most significantly at the Disney Parks, Experiences and Products segment where our theme parks and resorts have been closed and cruise ship sailings and guided tours have been suspended. Theme parks and resorts resumed operations, generally at reduced capacity, at various points since May 2020 through June 2021 and we have commenced an ongoing return of cruise ship sailings and guided tours. In addition, we have delayed, or in some cases, shortened or canceled, theatrical releases, and stage play performances were suspended beginning in March 2020 with limited stage play operations resuming in the first quarter of fiscal 2021. Theaters have been subject to capacity limitations and shifting government mandates or guidance regarding COVID-19 restrictions. We have experienced disruptions in the production and availability of content, including the delay of key live sports programming during fiscal 2020 and fiscal 2021, as well as the suspension of most film and television production in March 2020. Although most film and television production resumed beginning in the fourth quarter of fiscal 2020, we continue to see disruption of film and television production, as well as live sports events, depending on local circumstances. Fewer theatrical releases and production delays have limited the availability of film content to be sold in the subsequent home entertainment and TV/ SVOD distribution windows. We have and will continue to incur additional costs to address government regulations and implement safety measures for our employees, talent and guests. The timing, duration and extent of these costs will depend on the timing and scope of our operations as they resume as well as regulatory or other requirements. We currently expect these costs will total approximately $1 billion in fiscal 2021. Some of these costs may be capitalized and amortized over future periods.

The most significant impact on operating income since the second quarter of fiscal 2020 from COVID-19 was at the Disney Parks, Experiences and Products segment due to revenue lost, and although results have improved in the current quarter compared to the prior-year quarter from reopening our parks and resorts, we continue to be impacted by the suspension of cruise ship sailings (with an ongoing return of cruise ship sailings beginning in July 2021) and reduced operating capacities across many of our Disney Parks, Experiences and Products businesses. We estimate segment operating income for Disney Parks, Experiences and Products segment in the current nine-month period declined $1.6 billion compared to the prior-year nine-month period due to COVID-19. This impact is net of an estimated $2.2 billion improvement in the current quarter compared to the prior-year quarter. For the current quarter and nine-month period, COVID-19 had a negative impact at our Disney Media and Entertainment Distribution segment compared to the prior-year quarter and nine-month period as higher advertising revenue from the return of live sports programming was more than offset by higher sports programming costs. The impact on our other film and television distribution businesses was less significant as revenue lost from the deferral or cancellation of significant film releases was largely offset by costs avoided due to a reduction in film cost amortization, marketing and distribution costs. The entire current nine-month period for both segments was impacted by COVID-19, while only a portion of the prior-year nine-month period was impacted.
The following table summarizes the third quarter segment revenue and segment operating income for fiscal 2021 and 2020 (in millions):

	Quarter Ended			Nine Months Ended
	July 3, 2021	June 27, 2020	Change	July 3, 2021	June 27, 2020	Change
Revenues:
Disney Media and Entertainment Distribution	$12,681	$10,714	18%	$37,782	$36,376	4%
Disney Parks, Experiences and Products	4,341	1,065	>100%	11,102	14,305	(22) %
Total Revenues	$17,022	$11,779	45%	$48,884	$50,681	(4) %
Segment operating income (loss):
Disney Media and Entertainment Distribution	$2,026	$2,977	(32) %	$6,348	$6,102	4%
Disney Parks, Experiences and Products	356	(1,878)	nm	(169)	1,400	nm
Total Segment Operating Income	$2,382	$1,099	>100%	$6,179	$7,502	(18) %

Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change	Nine Months Ended
	July 3, 2021	June 27, 2020		July 3, 2021	June 27, 2020	Change
Revenues:
Linear Networks	$6,956	$6,010	16%	$21,395	$20,571	4%
Direct-to-Consumer	4,256	2,712	57%	11,759	7,252	62%
Content Sales/Licensing and Other	1,681	2,183	(23) %	5,299	9,104	(42) %
Elimination of Intrasegment Revenue(1)	(212)	(191)	(11) %	(671)	(551)	(22) %
	$12,681	$10,714	18%	$37,782	$36,376	4%
Operating income (loss):
Linear Networks	$2,187	$3,285	(33) %	$6,765	$7,574	(11) %
Direct-to-Consumer	(293)	(624)	53%	(1,049)	(2,539)	59%
Content Sales/Licensing and Other	132	316	(58) %	632	1,067	(41) %
	$2,026	$2,977	(32) %	$6,348	$6,102	4%
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services.
Linear Networks
Linear Networks revenues for the quarter increased 16% to $7.0 billion, and operating income decreased 33% to $2.2 billion. The following table provides further detail of the Linear Networks results (in millions):

	Quarter Ended		Change
	July 3, 2021	June 27, 2020
Supplemental revenue detail
Domestic Channels	$5,561	$4,926	13%
International Channels	1,395	1,084	29%
	$6,956	$6,010	16%
Supplemental operating income detail
Domestic Channels	$1,803	$2,850	(37) %
International Channels	169	219	(23) %
Equity in the income of investees	215	216	— %
	$2,187	$3,285	(33) %
Domestic Channels
Domestic Channels revenues for the quarter increased 13% to $5.6 billion and operating income decreased 37% to $1.8 billion. The decrease in operating income was due to a decrease at Cable and to a lesser extent, at Broadcasting.
The decrease at Cable was due to higher programming and production costs and to a lesser extent, an increase in marketing costs, partially offset by higher advertising and to a lesser extent, affiliate revenue.

The increase in programming and production costs was due to the return of live sports events, which were canceled or delayed in the prior-year quarter due to COVID-19, driven by the NBA and MLB. Advertising revenue growth was due to higher rates and higher average viewership, both of which benefited from the return of live sports events. Affiliate revenue growth was due to an increase in contractual rates, partially offset by fewer subscribers.
The decrease at Broadcasting was due to lower results at ABC, partially offset by growth at the owned television stations. The decrease at ABC was due to higher programming and production costs and to a lesser extent, an increase in marketing costs, partially offset by higher advertising and affiliate revenue. The increase in programming and production costs was due to a higher cost mix of programming and the shift in timing of The Academy Awards, which aired in the current quarter compared to the second quarter in the prior fiscal year. The higher cost mix of programming reflected more hours of original scripted programming in the current quarter as well as incremental costs of health and safety measures since the onset of COVID-19. Advertising revenue growth was due to the timing of The Academy Awards and increased rates, partially offset by fewer impressions, reflecting lower average viewership. Affiliate revenue growth was due to an increase in contractual rates. The increase at the owned television stations was due to higher advertising revenue reflecting increased rates and the timing of The Academy Awards.
International Channels
International Channels revenues for the quarter increased 29% to $1.4 billion and operating income decreased 23% to $169 million. The decrease in operating income was due to higher programming and production costs, partially offset by advertising revenue growth due to increases in average viewership and rates. The increases in programming and production costs and average viewership were driven by the return of live sports events, primarily Indian Premier League cricket matches.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 57% to $4.3 billion and operating loss decreased from $0.6 billion to $0.3 billion. The decrease in operating loss was due to improved results at Hulu, partially offset by a higher loss at Disney+.
The increase at Hulu was due to subscription revenue growth and higher advertising revenue, partially offset by an increase in programming and production costs. Subscription revenue growth was due to an increase in subscribers and, to a lesser extent, higher rates driven by an increase in retail pricing for the Hulu Live TV+ SVOD service in December 2020. Higher advertising revenue was primarily due to increased impressions. The increase in programming and production costs was due to higher subscriber-based fees for programming the Live television service driven by an increase in the number of subscribers and rate increases.
The higher loss at Disney+ was due to higher programming and production, marketing and technology costs, partially offset by an increase in subscription revenue and Premier Access revenue for Cruella in the current quarter. Higher subscription revenue reflected subscriber growth and increases in retail pricing. The increases in costs and subscribers reflected ongoing expansion of Disney+ including launches in additional markets.

The following table presents the number of paid subscribers(1) (in millions) for Disney+, ESPN+ and Hulu as of :

	July 3, 2021	June 27, 2020	Change
Disney+(2)	116.0	57.5	>100%
ESPN+	14.9	8.5	75%
Hulu
SVOD Only	39.1	32.1	22%
Live TV + SVOD	3.7	3.4	9%
Total Hulu	42.8	35.5	21%
The following table presents the average monthly revenue per paid subscriber(3) for the quarter ended:

	July 3, 2021	June 27, 2020	Change
Disney+(2)	$4.16	$4.62	(10) %
ESPN+	$4.47	$4.18	7%
Hulu
SVOD Only	$13.15	$11.39	15%
Live TV + SVOD	$84.09	$68.11	23%

(1)A subscriber for which we recognized subscription revenue. A subscriber ceases to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. A subscription bundle is considered a paid subscriber for each service included in the bundle. Subscribers include those who receive the service through wholesale arrangements in which we receive a fee for the distribution of Disney+ to each subscriber to an existing content distribution tier. When we aggregate the total number of paid subscribers across our direct-to-consumer services, whether acquired individually, through a wholesale arrangement or via the bundle, we refer to them as paid subscriptions.
(2)Includes Disney+ Hotstar. Disney+ Hotstar launched on April 3, 2020 in India (as a conversion of the preexisting Hotstar service), on September 5, 2020 in Indonesia, on June 1, 2021 in Malaysia, and on June 30, 2021 in Thailand. Disney+ Hotstar average monthly revenue per paid subscriber is significantly lower than the average monthly revenue per paid subscriber for Disney+ in other markets.
(3)Revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per subscriber is net of discounts offered on bundled services. The bundled discount is allocated to each service based on the relative retail price of each service on a standalone basis. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third party platforms like Apple.
The average monthly revenue per paid subscriber for Disney+ decreased from $4.62 to $4.16 due to a higher mix of Disney+ Hotstar subscribers in the current quarter compared to the prior-year quarter, partially offset by a lower mix of wholesale subscribers and increases in retail pricing.
The average monthly revenue per paid subscriber for ESPN+ increased from $4.18 to $4.47 due to an increase in retail pricing and higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to the bundled offering.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service increased from $11.39 to $13.15 due to higher per-subscriber advertising revenue and a lower mix of wholesale subscribers, partially offset by a higher mix of subscribers to the bundled offering. The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $68.11 to $84.09 due to increases in retail pricing, per-subscriber advertising revenue and per-subscriber premium and feature add-on revenue, partially offset by a higher mix of subscribers to the bundled offering.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter decreased 23% to $1.7 billion and operating income decreased 58 % to $132 million. The decrease in operating income was due to lower home entertainment and theatrical distribution results.
The decrease in home entertainment results was due to lower unit sales of new release titles, reflecting the performance of Raya and the Last Dragon and Soul in the current quarter compared to Star Wars: The Rise of Skywalker, Frozen II, Onward, Call of the Wild and Ford v. Ferrari in the prior-year quarter, along with lower catalog sales. Content available for distribution in the home entertainment window has been impacted by the production delays and fewer theatrical releases since the onset of COVID-19.
The decrease in theatrical distribution results was primarily due to higher marketing expense for future releases and lower operating income from titles in release. Cruella was released in the current quarter, whereas there were no titles released in the prior-year quarter.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter increased to $4.3 billion compared to $1.1 billion in the prior-year quarter. Segment operating results increased $2.2 billion to income of $356 million. Operating income for the quarter reflected increases at our domestic and international parks and experiences businesses and at merchandise licensing and retail.
Growth at our parks and experiences business was due to the reopening of our parks and resorts. Walt Disney World Resort and Shanghai Disney Resort were open for the entire quarter. In the prior-year quarter, Walt Disney World Resort was closed for the entire quarter and Shanghai Disney Resort was open for 48 days. Hong Kong Disneyland was open for 72 days in the current quarter and 10 days in the prior-year quarter. Disneyland Resort and Disneyland Paris were open for 65 days and 19 days respectively, during the current quarter, whereas these businesses were closed for all of the prior-year quarter. During the periods our parks and resorts were open, they were generally operating at reduced capacities.
Growth in merchandise licensing was primarily due to higher revenue from merchandise based on Mickey and Minnie, Star Wars, including The Mandalorian, Disney Princesses and Spider-Man. The increase at our retail business was due to higher results at Disney Stores, most of which were closed in the prior-year quarter and the comparison to the write-down of store assets in the prior-year quarter.

The following table presents supplemental revenue and operating income (loss) detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		% Change Better (Worse)
(in millions)	July 3, 2021	June 27, 2020
Supplemental revenue detail
Parks & Experiences
Domestic	$2,656	$213	>100%
International	526	116	>100%
Consumer Products	1,159	736	57%
	$4,341	$1,065	>100%
Supplemental operating income (loss) detail
Parks & Experiences
Domestic	$2	$(1,584)	nm
International	(210)	(438)	52%
Consumer Products	564	144	>100%
	$356	$(1,878)	nm

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $33 million from $179 million to $212 million for the quarter primarily due to higher compensation costs.
Restructuring and Impairment Charges
During the current and prior-year quarters, the Company recorded charges totaling $35 million and $5,047 million, respectively. The current quarter charges were for severance at the Disney Parks, Experiences and Products segment. The charges in the prior-year quarter included $4,953 million of impairments of goodwill and intangible assets and $94 million of severance and contract termination costs related to the acquisition and integration of TFCF.
Other Income (Expense), net
Other income (expense), net was as follows (in millions):

	Quarter Ended
	July 3, 2021	June 27, 2020	Change
DraftKings gain (loss)	$(217)	$382	nm
German FTA gain	126	—	nm
Other income (expense), net	$(91)	$382	nm
In the current quarter, the Company recognized a non-cash loss to adjust its investment in DraftKings, Inc. (DraftKings) to fair value. The Company also recognized a gain on the sale of the Company’s 50% interest in a German free-to-air (FTA) television network (German FTA gain). In the prior-year quarter, the Company recognized a non-cash gain to adjust its investment in DraftKings to fair value.

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	July 3, 2021	June 27, 2020	Change
Interest expense	$(404)	$(456)	11%
Interest, investment income (loss) and other	(41)	44	nm
Interest expense, net	$(445)	$(412)	(8) %
The decrease in interest expense was due to lower average interest rates and lower average debt balances.
The decrease in interest income, investment income (loss) and other was due to net investment losses in the current quarter compared to net investment gains in the prior-year quarter and higher pension and postretirement benefit costs, other than service cost.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	July 3, 2021	June 27, 2020	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$220	$199	11%
Disney Parks, Experiences and Products	(5)	(6)	17%
Amortization of TFCF intangible assets related to equity investees	(4)	(7)	43%
Equity in the income of investees	$211	$186	13%
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	July 3, 2021	June 27, 2020	Change
Effective income tax rate - continuing operations	(13.4)%	6.8%	20.2	ppt
Income tax was a benefit in the current and prior-year quarter. The effective income tax rate in the current quarter included favorable adjustments related to prior years. The effective income tax rate in the prior-year quarter included an unfavorable impact of the goodwill impairment, which was not tax deductible.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	July 3, 2021	June 27, 2020	Change
Net income from continuing operations attributable to noncontrolling interests	$(205)	$(209)	2%

The decrease in net income from continuing operations attributable to noncontrolling interests was due to lower results at ESPN, largely offset by higher results at Shanghai Disney Resort, lower losses at Hong Kong Disneyland Resort and our DTC sports business, and higher accretion of the fair value of the redeemable noncontrolling interest in BAMTech.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	July 3, 2021	June 27, 2020	Change
Cash provided by operations	$2,934	$5,949	$(3,015)
Investments in parks, resorts and other property	(2,468)	(3,293)	825
Free cash flow(1)	$466	$2,656	$(2,190)
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 11 through 14.
Cash provided by operations for fiscal 2021 decreased by $3.0 billion from $5.9 billion in the prior year to $2.9 billion in the current year. The decrease in cash provided by operations was due to higher spending for film and television content and lower segment operating results.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	July 3, 2021	June 27, 2020
Disney Media and Entertainment Distribution	$582	$565
Disney Parks, Experiences and Products
Domestic	1,121	1,857
International	502	625
Total Disney Parks, Experiences and Products	1,623	2,482
Corporate	263	246
Total investments in parks, resorts and other property	$2,468	$3,293
Capital expenditures decreased from $3.3 billion to $2.5 billion driven by the temporary suspension of certain capital projects as a result of COVID-19.

Depreciation expense was as follows (in millions):

	Nine Months Ended
	July 3, 2021	June 27, 2020
Disney Media and Entertainment Distribution	$453	$447
Disney Parks, Experiences and Products
Domestic	1,162	1,232
International	538	520
Total Disney Parks, Experiences and Products	1,700	1,752
Corporate	139	129
Total depreciation expense	$2,292	$2,328
NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding the impact of certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating cash flow, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Nine Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Cash provided by operations - continuing operations	$1,466	$1,162	$2,934	$5,949
Cash used in investing activities - continuing operations	(758)	(714)	(2,085)	(3,320)
Cash provided by (used in) financing activities - continuing operations	(530)	8,303	(2,771)	14,919
Cash provided by (used in) operations - discontinued operations	(6)	(2)	(2)	2
Cash provided by investing activities - discontinued operations	4	—	8	198
Impact of exchange rates on cash, cash equivalents and restricted cash	7	27	77	(49)
Change in cash, cash equivalents and restricted cash	183	8,776	(1,839)	17,699
Cash, cash equivalents and restricted cash, beginning of period	15,932	14,378	17,954	5,455
Cash, cash equivalents and restricted cash, end of period	$16,115	$23,154	$16,115	$23,154

The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Nine Months Ended
	July 3, 2021	June 27, 2020	Change	July 3, 2021	June 27, 2020	Change
Cash provided by operations - continuing operations	$1,466	$1,162	$304	$2,934	$5,949	$(3,015)
Investments in parks, resorts and other property	(938)	(708)	(230)	(2,468)	(3,293)	825
Free cash flow	$528	$454	$74	$466	$2,656	$(2,190)
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the third quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended July 3, 2021
As reported	$995	$133	$1,128	$0.50	nm
Exclude:
Other (income) expense, net(4)	91	(22)	69	0.04
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	604	(141)	463	0.25
Restructuring and impairment charges(6)	35	(8)	27	0.01
Excluding certain items	$1,725	$(38)	$1,687	$0.80	>100%

Quarter Ended June 27, 2020
As reported	$(4,840)	$331	$(4,509)	$(2.61)
Exclude:
Other (income) expense, net(4)	(382)	89	(293)	(0.16)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	683	(159)	524	0.28
Restructuring and impairment charges(6)	5,047	(408)	4,639	2.56
Excluding certain items	$508	$(147)	$361	$0.08
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)In the current quarter, other (income) expense, net was due to a loss from adjusting the Company’s investment in DraftKings, Inc. (DraftKings) to fair value ($217 million), partially offset by a gain on the sale of an investment ($126 million). In the prior-year quarter, other (income) expense, net was due to a gain from adjusting the Company’s investment in DraftKings to fair value ($382 million).
(5)For the current quarter, intangible asset amortization was $434 million, step-up amortization was $166 million and amortization of intangible assets related to TFCF equity investees was $4 million. For the prior-year quarter, intangible asset amortization was $486 million, step-up amortization was $190 million and amortization of intangible assets related to TFCF equity investees was $7 million.
(6)Charges for the current quarter were for severance at the Disney Parks, Experiences and Products segment. Charges for the prior-year quarter were due to goodwill and intangible asset impairments ($4,953 million) and severance and contract termination costs related to the acquisition and integration of TFCF ($94 million).

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Nine Months Ended July 3, 2021:
As reported	$2,271	$9	$2,280	$1.02	nm
Exclude:
Other (income) expense, net(4)	(214)	49	(165)	(0.09)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,826	(425)	1,401	0.74
Restructuring and impairment charges(6)	562	(132)	430	0.24
Excluding certain items	$4,445	$(499)	$3,946	$1.91	(14) %

Nine Months Ended June 27, 2020:
As reported	$(1,163)	$(650)	$(1,813)	$(1.17)
Exclude:
Other (income) expense, net(4)	(382)	89	(293)	(0.16)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	2,106	(490)	1,616	0.86
Restructuring and impairment charges(6)	5,342	(477)	4,865	2.69
Excluding certain items	$5,903	$(1,528)	$4,375	$2.22
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current nine-month period, other (income) expense, net was due to gains from the sales of investments ($312 million), partially offset by a loss from adjusting our investment in DraftKings to fair value ($98 million). For the prior-year nine-month period, other (income) expense, net was due to a gain from adjusting our investment in DraftKings to fair value ($382 million).
(5)For the current nine-month period, intangible asset amortization was $1,328 million, step-up amortization was $487 million and amortization of intangible assets related to TFCF equity investees was $11 million. For the prior-year nine-month period, intangible asset amortization was $1,470 million, step-up amortization was $613 million and amortization of intangible assets related to TFCF equity investees was $23 million.
(6)Charges for the current nine-month period were due to asset impairments and severance costs primarily related to the planned closure of an animation studio and a substantial number of our Disney-branded retail stores as well as severance at our other businesses ($562 million). Charges for the prior-year nine-month period were due to goodwill and intangible asset impairments ($4,953 million) and severance and contract termination costs related to the acquisition and integration of TFCF ($389 million).
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 12, 2021, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements such as expected or estimated costs or impacts of certain items; the future impact of COVID-19 on our businesses; business positioning; expected growth; the future of our business or Company; availability of new experiences, services or content; and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations) or other business decisions, as well as from developments beyond the Company’s control, including:
•further changes in domestic and global economic conditions;
•changes in competitive conditions and consumer preferences;
•health concerns;
•international, regulatory, political, or military developments;
•technological developments;
•labor markets and activities; and
•adverse weather conditions or natural disasters;
each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•demand for our products and services;
•the performance of the Company’s theatrical and home entertainment releases and other content;
•the advertising market for programming;
•construction;
•expenses of providing medical and pension benefits;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2020 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports, including, among others, quarterly reports on Form 10-Q.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Revenues	$17,022	$11,779	$48,884	$50,681
Costs and expenses	(15,667)	(11,728)	(45,824)	(46,434)
Restructuring and impairment charges	(35)	(5,047)	(562)	(5,342)
Other income (expense), net	(91)	382	214	382
Interest expense, net	(445)	(412)	(1,089)	(995)
Equity in the income of investees	211	186	648	545
Income (loss) from continuing operations before income taxes	995	(4,840)	2,271	(1,163)
Income taxes on continuing operations	133	331	9	(650)
Net income (loss) from continuing operations	1,128	(4,509)	2,280	(1,813)
Loss from discontinued operations, net of income tax benefit of $2, $1, $9 and $11, respectively)	(5)	(3)	(28)	(32)
Net income (loss)	1,123	(4,512)	2,252	(1,845)
Net income from continuing operations attributable to noncontrolling interests	(205)	(209)	(416)	(309)
Net income (loss) attributable to The Walt Disney Company (Disney)	$918	$(4,721)	$1,836	$(2,154)

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.50	$(2.61)	$1.02	$(1.17)
Discontinued operations	—	—	(0.02)	(0.02)
	$0.50	$(2.61)	$1.00	$(1.19)
Basic
Continuing operations	$0.51	$(2.61)	$1.03	$(1.17)
Discontinued operations	—	—	(0.02)	(0.02)
	$0.50	$(2.61)	$1.01	$(1.19)

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,830	1,809	1,827	1,807
Basic	1,818	1,809	1,816	1,807
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	July 3, 2021	October 3, 2020
ASSETS
Current assets
Cash and cash equivalents	$16,070	$17,914
Receivables, net	13,355	12,708
Inventories	1,344	1,583
Content advances	2,367	2,171
Other current assets	830	875
Total current assets	33,966	35,251
Produced and licensed content costs	27,889	25,022
Investments	4,045	3,903
Parks, resorts and other property
Attractions, buildings and equipment	64,023	62,111
Accumulated depreciation	(37,579)	(35,517)
	26,444	26,594
Projects in progress	4,856	4,449
Land	1,077	1,035
	32,377	32,078
Intangible assets, net	17,601	19,173
Goodwill	77,835	77,689
Other assets	8,508	8,433
Total assets	$202,221	$201,549
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$18,317	$16,801
Current portion of borrowings	4,728	5,711
Deferred revenue and other	4,368	4,116
Total current liabilities	27,413	26,628
Borrowings	51,110	52,917
Deferred income taxes	6,835	7,288
Other long-term liabilities	16,249	17,204
Commitments and contingencies
Redeemable noncontrolling interests	9,492	9,249
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	55,174	54,497
Retained earnings	40,311	38,315
Accumulated other comprehensive loss	(7,837)	(8,322)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	86,741	83,583
Noncontrolling interests	4,381	4,680
Total equity	91,122	88,263
Total liabilities and equity	$202,221	$201,549

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	July 3, 2021	June 27, 2020
OPERATING ACTIVITIES
Net income (loss) from continuing operations	$2,280	$(1,813)
Depreciation and amortization	3,836	4,010
Goodwill and intangible asset impairments	—	4,953
Net gain on investments	(325)	(370)
Deferred income taxes	(749)	(548)
Equity in the income of investees	(648)	(545)
Cash distributions received from equity investees	546	567
Net change in produced and licensed content costs and advances	(3,192)	(1,483)
Net change in operating lease right of use assets / liabilities	127	16
Equity-based compensation	428	388
Other, net	728	471
Changes in operating assets and liabilities:
Receivables	(301)	2,100
Inventories	236	86
Other assets	(113)	8
Accounts payable and other liabilities	341	(1,986)
Income taxes	(260)	95
Cash provided by operations - continuing operations	2,934	5,949

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,468)	(3,293)
Other	383	(27)
Cash used in investing activities - continuing operations	(2,085)	(3,320)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	(99)	1,373
Borrowings	43	18,030
Reduction of borrowings	(2,319)	(2,297)
Dividends	—	(1,587)
Proceeds from exercise of stock options	405	238
Other	(801)	(838)
Cash provided by (used in) financing activities - continuing operations	(2,771)	14,919

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by (used in) operations - discontinued operations	(2)	2
Cash provided by investing activities - discontinued operations	8	198
Cash provided by discontinued operations	6	200

Impact of exchange rates on cash, cash equivalents and restricted cash	77	(49)

Change in cash, cash equivalents and restricted cash	(1,839)	17,699
Cash, cash equivalents and restricted cash, beginning of period	17,954	5,455
Cash, cash equivalents and restricted cash, end of period	$16,115	$23,154

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601